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EXHIBIT 99.1


Astea Contacts:

MEDIA RELATIONS                            INVESTOR RELATIONS
Gail Ferrari                               Rick Etskovitz
Tattar Cutler-DBC                          Astea International Inc.
215 957 0300                               215 682 2500
gferrari@dbcommunications.net              atea@focuspartners.com
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     HORSHAM, PA - March 6, 2001 - Astea International Inc., a leading provider of field service automation software, received a Nasdaq Staff Determination on February 28, 2001, indicating that Astea has failed to comply with the $1.00 minimum bid requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(5) and that its shares are, therefore, subject to delisting from the Nasdaq National Market. Astea has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and present its case. Astea shares will continue trading on the Nasdaq National Market until the Panel has reached a decision. There can be no assurance that the Panel will grant Astea's request for continued listing.

     Astea International Inc. (www.astea.com [http://www.astea.com/]) specializes in service-centric Customer Relationship Management (eCRM) software solutions used by companies in multiple industries to improve productivity, revenue and customer interaction. Astea markets its products through direct and indirect sales and services networks throughout North America, Europe and the Asia-Pacific.

     This press release contains forward-looking statements that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are the impact of the Nasdaq action, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and the uncertainty of continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors that could affect the Company's financial results and meaningful cautionary statements are included in the Company's reports, including the Form 10-K for the fiscal year ended December 31, 1999, and more recent 10-Q's.



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